Exhibit 3.54

Arkansas Secretary	State Capitol * RUBY TUESDAY OF BRYANT, INC,	Document Number 9715210002
CHARLIE DANIELS	501-682-3409

FILED: 10/02/08, Pal.a:3

Arkansas Secretary of State

Business Services Division

CERTIFICATE OF AMENDMENT OF A NON-PROFIT

STERLING’S HUNTING CLUB, INC.

corporation duly organized, created and existing under and by virtue of the laws of the State of Arkansas, by its Presiding Director or Officer,

DOES HEREBY CERTIFY

At meeting of the membership (or incorporators or board of directors) which was held on September 25, 2008 in the City of Little Rock, the Articles of lncorporation of this corporation were amended to read as follows:

ARTICLE I:	The name of the nonprofit corporation is:

Ruby Tuesday of Bryant, Inc.

ARTICLE III:	See Attached

ARTICLE IV:	The principal place of business and registered office or the nonprofit corporation shall be located at 3236 I-30, Bryant, Arkansas 72022, and the name of the registered agent for the nonprofit corporation at such address is Justin Orick.

Circle I, II or III below, whichever is applicable, and attach appropriate statement.

If approval of members was not required, a statement to that effect and a statement that the amendment was approved by a sufficient vote of the board of directors or incorporators;

II	If approval by members was required:

(a) the designation, number of memberships outstanding, number of votes entitled to be cast by each class entitled to vote separately on the amendment and the number of votes of each class indisputably voting on the amendment: and

(b) either the total number of votes cast for and against the amendment by each class entitled to vote separately on the amendment or the total number of undisputed votes cast for the amendment by each lass and a statement that the number cast for the amendment by each class was sufficient for approval by that class.

III	If approval of the amendment by some person or persons other than the members, the board or incorporators is required pursuant to § 4-33~1030, a statement that the approval was obtained.

/s/ Todd C. Sears, President
September 25, 2008	Todd C. Sears, President
Presiding Director

Fee: $50.00	NP!)- }H~v. :210J

ARTICLE III: This nonprofit corporation is a mutual benefit Corporation. The nature of the business of the nonprofit corporation and the objects or purposes proposed to be transacted, promoted or carried on by it are as follows:

To provide for the social well-being and benefit of its members; to provide facilities, both real and personal, to be used in the promotion of the charitable and nonprofit purposes of the nonprofit corporation; to establish and maintain a private social club for the use of club members and their guests conducted for recreational, social, patriotic, benevolent, community hospitality, professional association, entertainment or other mutual nonprofit and charitable purposes to the full extent authorized by Arkansas law; to apply for and obtain any state or local licenses necessary to operate a social club with food and alcoholic beverage service, if so desired by the membership; to purchase or lease land, buildings or personal property to be used for the purpose of promoting or pursuing any purposes as stated herein; to pursue any other charitable and nonprofit purposes and objectives and to conduct any and all other desirable activities not prohibited by law.

ATTACHMENT TO NONPROFIT CORPORATION AMENDMENT FOR STERLING’S HUNTING CLUB, INC.

I, Todd Sears, certify that I am the President and Board Member of Sterling’s Hunting Club, Inc. Approval of the membership of the nonprofit corporation was not required to adopt the preceding amendments to the nonprofit corporation’s articles of incorporation. The amendments were approved by the required vote of the Board of Directors.

STERLING’S HUNTING CLUB, INC.

/s/ Todd C. Sears, President
Todd Sears, President

.

ARTICLES OF INCORPORATION

STERLING’S HUNTING CLUB, INC.

We, the undersigned, in order to form a nonprofit corporation for the purposes hereinafter stated, under and pursuant to the provisions of Section 4-33-101 et seq. of Arkansas Code Annotated, known as the Arknsas Nonprofit Corporation Act of 1993, do hereby certify as follows:

ARTICLE I

The name of the corporation is: Sterling’s Hunting Club, Inc.

ARTICLE II

The period of duration for which this corporation is organized aid incorporated shall be perpetual.

ARTICLE III

This corporation is a mutual benefit corporation. The nature of the business of the corporation and the objects or purposes pr posed to be transacted, promoted or carried on by it re as follows, to wit:

Provide for the social well being and benefit of its members, and all other legal purposes. To provide faci1ities, both real and personal, to be used in the promotion of social and recreational activities for members of the organization. To serve food, alcoholic and non-alcoholic beverages, and other refreshments in said facilities in connection with social activities, fund raising activities, and any meetings, functions and activities for members of the organization. To foster the welfare and the social relationship of its members; to engage in charitable and civic activities which may be of benefit to the community; to establish a social and fraternal club for the social enjoyment, use and benefit of its members.

ARTICLE IV

The principal place of business of the corporation shall be Located at 12310 Chenal Parkway, Suite 100, Little Rock, Arkansas 72211, and the name of the registered agent at such address shall be Todd C. Sears.

ARTICLE V

The names and addresses of each incorporator are as follows: Todd C. Sears, 39 River Road West, Mayflower, Arkansas; Phyllis Grady, 3813 Winter lake Drive, Benton, Arkansas; Donald L. Sears, 47 River Road West, Mayflower, Arkansas

ARTICLE VI

The number of directors constituting the initial Board of Directors shall be three and the names and addresses of the persons who are to serve as the initial directors are as follows: Todd C. Sears, 39 River Road West, Mayflower, Arkansas; Phyllis Grady, 3813 Winter lake Drive, Benton, Arkansas; Donald L. Sears, 47 River Road West, Mayflower, Arkansas.

ARTICLE VII

The officers of the corporation shall consist of a president, vice president, and secretary-treasurer. The officers shall be elected at the first meeting of the board of directors.

ARTICLE VIII

These Articles may be amended by a majority vote of the Board of Directors at any regularly or specially called meeting upon ten (10) days written notice of said proposed amendment.

ARTICLE IX

The corporation shall have members. Each member shall be entitled to one (1) vote in the election of the board of Directors and on such matters as may be subject to the vote of the members, the voting right shall be the same.

ARTICLE X

The corporation shall have one (1) class of members and a membership fee shall be collected in an amount set in the by-laws of the corporation.

ARTICLE XI

Upon dissolution of the corporation, the Board of Trustees s all, after paying or making provisions for the payment of all liabilities of the corporation, dispose of all of the assets of the corporation exclusively for the purpose of the corporation in such manner or to such organizations organized and operated exclusively for charitable, educational, religious, or scientific purposes as shall at the time qualify as an exempt organization or organizations under Section 501(c)(3) of the Internal Revenue Code of 1986 as the Board of Directors shall determine. Any such assets not so disposed of shall be disposed of by the Circuit Court of the county in which the principal office or the corporation is then located, exclusively for such purposes.

IN WITNESS WHEREOF, the undersigned, being the incorporators of this nonprofit corporation, execute these Articles of Incorporation and certify that the statements, matter, and things set forth hereinabove are true this 3rd day of July, 2006.

/s/ Todd C. Sears
Todd C. Sears

/s/ Donald L. Sears
Donald L. Sears

/s/ Phyllis Grady
Phyllis Grady